Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                        12 Months Ended
                 ____________________________________________________________
                                              December 31,
               September 30, ________________________________________________
                    1997       1996      1995      1994      1993      1992
                 __________  ________  ________  ________  ________  ________
Net  income....    $ 69,598  $ 77,393  $ 70,631  $ 81,913  $ 84,011  $ 72,601

Add--Federal and
 state income
 taxes:
    Current....      44,973    53,847    41,276    38,097    50,441     6,110
    Deferred
     (net).....      (4,162)   (2,805)    5,627    13,190     1,674    33,998
   Investment
    tax  credit
    amortization..   (3,338)   (3,349)   (3,361)   (3,367)   (3,366)   (3,336)
  Income tax
   applicable to
   nonoperating
   activities.....    1,228      (407)      941       603       631     2,989
                    _______   _______   _______   _______   _______   _______
                     38,701    47,286    44,483    48,523    49,380    39,761
                    _______   _______   _______   _______   _______   _______
Net  income
 before  income
 taxes............  108,299   124,679   115,114   130,436   133,391   112,362
                    _______   _______   _______   _______   _______   _______

Add--Fixed charges
   Interest  on
    long-term
    debt..........   32,678    31,409    31,168    31,164    32,823    35,534
   Interest  on
    provision for
    revenue
    refunds.......        -         -         -         -         -      (803)
    Other
     interest.....    3,901     4,636       853       358       479       392
  Amortization of
   net debt premium
   and discount...    1,740     1,709     1,703     1,678     1,598       863
                    _______   _______   _______   _______   _______   _______
                     38,319    37,754    33,724    33,200    34,900    35,986
                    _______   _______   _______   _______   _______   _______
Earnings   as
 defined.......... $146,618  $162,433  $148,838  $163,636  $168,291  $148,348
                    =======   =======   =======   =======   =======   =======

Ratio  of
 earnings  to
 fixed charges....     3.83      4.30      4.41      4.93      4.82      4.12

Earnings required
 for preferred
 dividends:
   Preferred
    stock
    dividends..... $  3,708  $  3,721  $  3,850  $  3,510  $  3,718  $  4,549
   Adjustment
    to  pre-tax
    basis*........    2,062     2,273     2,425     2,079     2,185     2,491
                    _______   _______   _______   _______   _______   _______
                   $  5,770  $  5,994  $  6,275  $  5,589  $  5,903  $  7,040
                    _______   _______   _______   _______   _______   _______
Fixed charges
 plus preferred
 stock dividend
 requirements..... $ 44,089  $ 43,748  $ 39,999  $ 38,789  $ 40,803  $ 43,026
                    =======   =======   =======   =======   =======   =======

Ratio of earnings
 to fixed charges
 plus preferred
 stock  dividend
 requirements.....     3.33      3.71      3.72      4.22      4.12      3.45

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net income                   }                          required
                                                                   for
                                                                   preferred
                                                                   dividends

















                                  - 35 -